Exhibit 8.1

The Company’s Subsidiaries

Sapiens International Corporation B.V.: incorporated in The Netherlands
Sapiens Israel Software Systems Ltd.: incorporated in Israel
Sapiens Technologies (1982) Ltd.: incorporated in Israel
Sapiens Americas Corporation: incorporated in New York
Sapiens (UK) Limited: incorporated in England
Sapiens France S.A.S.: incorporated in France
Sapiens Deutschland GmbH: incorporated in Germany
Sapiens Japan Co.: incorporated in Japan
Sapiens (Schweiz) AG: incorporated in Switzerland